Exhibit 10.26

Dated       24 December           2013

Coolatinney Developments Limited

and

ARC PFBFDUK001, LLC

Agreement for Lease

relating to

1 Goodwin Street Bradford West Yorkshire BD1 2SU

Muckle LLP

Time Central

32 Gallowgate

Newcastle upon Tyne

NE1 4BF

Dated 24 December 2013

Parties

(1)	Coolatinney Developments Limited, incorporated and registered in England and Wales with company number 06115193 whose registered office is at Time Central 32 Gallowgate Newcastle upon Tyne NE1 4BF but whose address for the service of notices is 17-19 Dungannon Road Cookstown Northern Ireland BT80 8TL (Seller); and

(2)	ARC PFBFDUK001, LLC (a company incorporated in Delaware, USA) but whose address for the service of notices in the United Kingdom is care of Moor Park Capital Partners LLP Frogs Leap Fulshaw Park Wilmslow SK9 1QQ (Buyer).

It is agreed

1.	Interpretation

1.1	The definitions in this clause apply in this Agreement.

Base Rate	the base rate from time to time of the Bank of Scotland;

Building Contract	means the building contract in relation to the Property between the Seller and the Contractor dated 7 May 2009;

Buyer's Conveyancer	Trowers & Hamlins LLP of 3 Bunhill Row London EC1Y 8YZ reference: Julien Allen;

CAA 2001	Capital Allowances Act 2001;

Completion Date	the date five (5) working days from and including the Unconditional Date or earlier by mutual agreement at any time on or after the Consent Date;

Consent Date	the date of the Seller's notice under clause 4.2.2;

Construction Assignment	the deed of assignment of the Construction Documents to be entered into between the parties in accordance with the terms of clause 30 in the form attached to this Agreement as Annexure 3;

Construction Assignment Longstop Date	the date being six (6) months from and including the Completion Date;

Construction Documents	shall have the meaning given to it in the Construction

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Assignments;

Contract Rate	interest at 4% over the Base Rate;

Contractor	McAleer & Rushe Limited, incorporated and registered in Northern Ireland with company number NI010410 whose registered office is at 17-19 Dungannon Road Cookstown Northern Ireland BT80 8TL;

Contractor's Warranty	the warranty to be granted by the Contractor to the Buyer in the form agreed attached to this Agreement at Annexure 2;

Defects Works

together:

(a)          the works in the ground floor switch room, the cable ties connecting the electrical cabling to the vertical metal support frames are to be removed and replaced with clamps; and

(b)          the works to remedy the defects to the building at the Property as set out in the schedule attached to this Agreement at Annexure 4;

Defects Works End Date	the date being six (6) months from and including the Completion Date;

Election	a capital allowances election pursuant to sections 183 and 199 of the CAA 2001 in the form attached to this Agreement at Annexure 5;

Elected Figure	the value of the Fixed Plant in accordance with the apportionment set out in the Election;

Emergency Defect Works	the works to remedy the defects to the building at the Property being: (a) in the roof plant room: (i) the gas pipe is to be correctly

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labelled;

(ii)          the screw joint between the screw fit stainless steel and the mild steel pipe to header is to be replaced by a welded joint; and

(iii)         a schematic of the gas system is to be updated and is to be attached in the roof plant room;

(b)          a fire alarm repeater panel to be installed in the reception area or the fire certificate should detail it’s alternative location; and

(c)          the centralised emergency lighting system serving the Property:

(i)          is to be subject to a physical and observation test;

(ii)          all drawings are to be checked against the point address schedule and the screen presentation;

(iii)         any inoperable units are to be repaired or replaced; and

(iv)         lighting levels when the centralised emergency lighting system are to be tested;

to ensure that the same is in working order and compliant with the relevant statutory requirements;

End Date	31 January 2014;

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Existing Lease	the lease dated 11 December 2007 and made between (1) United Estates Services Limited and (2) the Seller as registered at the Land Registry with leasehold title absolute under title number WYK870806;

Fixed Plant	such plant and machinery (within the meaning of CAA 2001) as constitutes a fixture or fixtures on which the Seller is, or will be, required to bring a disposal value into account on the sale of the Property as detailed in the Election;

Headlease	the lease dated 11 December 2007 and made between (1) Norham House 1136 Limited and (2) the Seller as varied by the deed of variation dated 27 October 2009 and made between (1) MRP Finance Limited and (2) the Seller as registered at the Land Registry with leasehold title absolute under title number WYK873277;

Initial Transfer	the transfer of the Property and adjoining land to be made between (1) MRP Finance Limited and (2) the Seller pursuant to the option agreement contained at clause 5 of the Headlease;

Lease	the lease to be entered into between (1) the Seller and (2) the Buyer on completion the agreed form of which is attached to this Agreement at Annexure 1;

Occupational Lease	the lease dated 5 November 2010 and made between (1) the Seller and (2) Provident Financial plc, as registered at the Land Registry with leasehold title absolute under title number WYK928366 and every document varying or supplemental or collateral to it and every licence or consent granted under it;

Occupational Tenant	the tenant under the Occupational Lease;

Part 1 Conditions	Part 1 of the Standard Commercial Property Conditions

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(Second Edition) and Condition means any one of them;

Part 2 Conditions	Part 2 of the Standard Commercial Property Conditions (Second Edition);

Premium	twenty five million five hundred thousand pounds (£25,500,000) exclusive of VAT;

Property	the property at 1 Goodwin Street Bradford West Yorkshire BD1 2SU as more particularly defined in the Lease;

Rent	a peppercorn per annum (if demanded);

Retention	the sum of forty thousand pounds (£40,000);

Retention Account	the client account of the Buyer's Conveyancer;

Retention Release Date	the date under clause 18.4 or clause 18.7.8 (as the case may be);

Seller's Conveyancer	Muckle LLP of Time Central 32 Gallowgate Newcastle upon Tyne NE1 4BF DX61011 Newcastle upon Tyne 1 reference: WM/31728.468;

Term	a term of two hundred and fifty (250) years beginning on, and including the Completion Date;

Title Indemnity Policies

together:

(a)          the defective title insurance policy dated 21 December 2009 issued by Stewart Title Limited under reference: 0600.21531; and

(b)          the restrictive covenant title insurance policy dated 21 December 2009 issued by Stewart Title Limited under reference: 0810.21532;

Unconditional Date	the date being the later of: (a) the Consent Date; and

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(b) the date set out in clause 3.4 or clause 3.7.8 (as the case may be) or such later date notified by the Buyer to the Seller in accordance with clause 5.3;

VAT	value added tax chargeable under the VAT Act and any similar replacement tax;

VAT Act	Value Added Tax Act 1994;

VAT Group	two or more bodies corporate registered as a group for VAT purposes under section 43 of the VAT Act;

Warranties	the collateral warranty agreements as may be issued by the Warrantors in favour of the Buyer under clause 30.3 in the forms of the Construction Documents (as defined in the Construction Assignment as at the date of this Agreement) but without rights of step-in and with such amendments as may be approved by the Buyer (such approval not to be unreasonably withheld or delayed) but excluding the Contractor's Warranty;

Warrantors

the following professionals who were appointed in relation to the initial construction of the building at the Property:

(a)          Hasco Europe Limited as CDM Co-ordinator;

(b)          Consarc Design Group Limited as Employer's Agent;

(c)          F R Mark & Associates as Acoustic Consultant;

(d)          Barrie Todd Architects Limited as Architect;

(e)          Caldwell Consulting Engineers Limited as Building Services Engineer;

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(f) Ian Black Consulting Limited as Structural Engineer; and (g) M. Slattery & Associates Fire Safety Engineers Limited as Fire Consultant;

1954 Act	Landlord and Tenant Act 1954;

1994 Act	Law of Property (Miscellaneous Provisions) Act 1994; and

1995 Act	Landlord and Tenant (Covenants) Act 1995.

1.2	The rules of interpretation in this clause apply in this Agreement.

1.3	Clause headings do not affect the interpretation of this Agreement.

1.4	Except where a contrary intention appears, a reference to a clause is a reference to a clause of this Agreement.

1.5	Unless otherwise specified, a reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.6	A reference to laws in general is to all local, national and directly applicable supra-national laws in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any sub-ordinate laws for the time being in force made under them and all orders, notices, codes of practice and guidance made under them.

1.7	The expressions landlord covenant and tenant covenant each have the meaning given to them by the 1995 Act.

1.8	A person includes a corporate or unincorporated body.

1.9	Writing or written excludes faxes and e-mail.

1.10	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.11	Seller includes the Seller's successors in title and any other person who is or becomes entitled to the reversion (whether immediate or not) expectant on the term to be created by the Lease.

1.12	Buyer does not include the Buyer's successors in title.

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2.	Condition Precedent

2.1	This Agreement is conditional upon the occurrence of the Unconditional Date. This Agreement shall become unconditional on the Unconditional Date.

2.2	This Agreement comes into force on the date of this Agreement except for clause 9 (Agreement for Lease) to clause 23 (Registration) (inclusive) and clause 30 (Construction Assignment and Warranties) which shall come into force on the Unconditional Date.

2.3	The Seller and the Buyer may only waive the condition precedent in clause 2.1 by agreement in writing.

3.	Emergency Defects

3.1	The Seller will use all reasonable endeavours to procure that the Emergency Defects Works are undertaken and completed by 15 January 2014 or such later date as is reasonably practicable.

3.2	The Seller shall:

3.2.1	keep the Buyer informed as to the progress of the Emergency Defects Works;

3.2.2	subject to the terms of the Occupational Lease, allow the Buyer and any of its professional advisors to attend the Property to view the state and progress of the Emergency Defects Works; and

3.2.3	notify the Buyer in writing within two (2) working days of the date it reasonably believes that the Emergency Defects Works have been completed.

3.3	The Buyer shall, within five (5) working days from and including the date of the Seller's notice under clause 3.2.3, notify the Seller in writing that:

3.3.1	the Buyer agrees that the Emergency Defects Works have been completed; or

3.3.2	the Buyer does not agree that the Emergency Defects Works have been completed.

3.4	Where the Buyer notifies the Seller under clause 3.3.1 then the Unconditional Date shall be the date of the Buyer's notice under clause 3.3.1.

3.5	Where the Buyer notifies the Seller under clause 3.3.2 that the Emergency Defects Works have not been completed to the Buyer's reasonable satisfaction then the Seller shall continue to comply with its obligations under clause 3.1 and clause 3.2 until such time as the Buyer serves notice under clause 3.3.1.

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3.6	Where the Buyer notifies the Seller under clause 3.3.2 and the Seller disputes such notice then either party may elect to refer the matter to be determined by an expert under clause 3.7.

3.7	Where an expert is to be appointed under clause 3.6 then:

3.7.1	the expert shall be appointed by agreement between the Seller and the Buyer or, if the Seller and Buyer are unable to agree an appointment, either of them may request the appointment to be made by the president for the time being of the Institution of Structural Engineers;

3.7.2	the expert must be a suitably qualified structural engineer, with at least ten (10) years' post qualification experience including experience in development of the same type as the Property;

3.7.3	if the expert appointed dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause, then:

3.7.3.1	either the Seller or the Buyer may apply to the president for the time being of the Institution of Structural Engineers to discharge the appointed expert and to appoint a replacement expert; and

3.7.3.2	this clause shall apply in relation to the replacement expert as if they were the first appointed expert;

3.7.4	the expert shall act as an expert and shall be required to decide whether or not the Emergency Defects Works have been completed and shall prepare a written note of the decision and give a copy of the decision to both the Seller and the Buyer within ten (10) working days of the date of the expert's appointment;

3.7.5	the Seller and the Buyer shall each be entitled to make submissions to the expert and shall provide (or procure that others provide) the expert with the assistance and documents that the expert reasonably requires to reach a decision;

3.7.6	the expert's written decision shall be final and binding in the absence of manifest error or fraud;

3.7.7	the costs of the expert shall be borne equally by the Seller and the Buyer or in such different proportion as the expert shall direct; and

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3.7.8	where the expert determines that the Emergency Defects Works have been completed then the Unconditional Date shall be the date of the expert's written decision (or earlier by mutual agreement between the parties).

4.	Consent

4.1	The Seller will use reasonable endeavours to procure the consent of the relevant third parties so as to enable the Seller to comply with its obligations under clause 16.3 as soon as is reasonably practicable after the date of this Agreement.

4.2	The Seller shall:

4.2.1	keep the Buyer informed as to the progress of obtaining the consents referred to in clause 4.1; and

4.2.2	notify the Buyer immediately upon obtaining the consents referred to in clause 4.1.

5.	Unconditional Date

5.1	If the Unconditional Date has not occurred by the End Date then the Buyer may at any time after the End Date (but only before the Unconditional Date) give written notice to the Seller to determine this Agreement. If this Agreement terminates, then:

5.1.1	within ten (10) working days after the termination, the Buyer shall remove all entries relating to this Agreement registered against the Seller's title to the Property; and

5.1.2	neither party shall have any further rights or obligations under this Agreement but such termination shall be without prejudice to the rights of either party in respect of any earlier breach of this Agreement.

5.2	If the Unconditional Date has not occurred by 30 June 2014 then either party may at any time after the 30 June 2014 (but only before the Unconditional Date) give written notice to the other party to determine this Agreement. If this Agreement terminates, then:

5.2.1	within ten (10) working days after the termination, the Buyer shall remove all entries relating to this Agreement registered against the Seller's title to the Property; and

5.2.2	neither party shall have any further rights or obligations under this Agreement but such termination shall be without prejudice to the rights of either party in respect of any earlier breach of this Agreement.

5.3	In the event that the Unconditional Date has not occurred by the End Date then the Buyer may, in its absolute discretion, extend the date of the Unconditional Date by a reasonable

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period of time for the Seller to carry out the Emergency Defect Works to the reasonable satisfaction of the Buyer.

5.4	The Buyer may in its absolute discretion extend the Unconditional Date in accordance with the terms of clause 5.3 any number of times.

6.	Conditions

6.1	The Part 1 Conditions are incorporated in this Agreement, in so far as they:

6.1.1	are applicable to the grant of a lease (in respect of the grant of the Lease);

6.1.2	apply to a sale by private treaty;

6.1.3	relate to leasehold property;

6.1.4	are not inconsistent with the other clauses in this Agreement; and

6.1.5	have not been modified or excluded by any of the other clauses in this Agreement.

6.2	The Part 2 Conditions are not incorporated in this Agreement.

6.3	Condition 1.1.1(e) is amended so that reference to the contract rate in Condition 1.1.1(e) refers instead to the Contract Rate as defined in this Agreement.

6.4	At Condition 1.1.1(o) the following words are added: “or any other day on which clearing banks in the City of London are not generally open for the conduct of banking business during normal banking hours and such working day shall expire at 3:30 pm".

6.5	Condition 9.1.1 is varied to read "If any plan or statement in the contract or in written replies which the seller's conveyancer has given to any written enquiries raised by the buyer's conveyancer before the date of this contract, is or was misleading or inaccurate due to any error or omission, the remedies available are as follows".

7.	Risk and Insurance

7.1	The Seller will insure the Property in its full reinstatement value and in accordance with the Seller's obligations as landlord under the Occupational Lease until completion.

7.2	The Seller will at the Buyer's written request:

7.2.1	permit the Buyer to inspect the policy or evidence of its terms at any reasonable time;

7.2.2	increase the amount of cover for the Property under the terms of the Seller's insurance policy or extend the risks covered by it, subject to the insurer being willing and able to do so and subject to the Buyer paying the Seller on demand any additional premium due for the increased or extended cover; and

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7.2.3	obtain or consent to an endorsement on the Seller's insurance policy for the Property of the Buyer's interest, subject to the insurer being willing to make the endorsement.

7.3	The Seller will be under no obligation to seek any refund from the Occupational Tenant of any additional premium due or paid in relation to any increased cover requested by the Buyer or for any endorsement on the policy of the Buyer's interest.

7.4	No damage to or destruction of the Property nor any deterioration in its condition, however caused, will entitle the Buyer either to any reduction of the Premium or to refuse to complete or to delay completion.

7.5	If in the period between the date of this Agreement and completion, the Property is damaged or destroyed by a risk against which the Seller has insured:

7.5.1	the Seller will make a claim under the Seller's insurance policy in respect of that damage or destruction;

7.5.2	to the extent that any insurance money in respect of the damage or destruction is paid to the Seller before completion, and to the extent that the Seller is not under any statutory or contractual obligation to use any insurance money received by it to repair or rebuild the Property before completion, the Seller will hold the insurance money received by it on trust for the Buyer and will pay the money to the Buyer on completion to use in accordance with the terms of the Occupational Lease;

7.5.3	to the extent that any insurance money in respect of the damage or destruction is paid to the Seller after completion, the Seller will hold the insurance money on trust for the Buyer and will, as soon as is reasonably practicable, pay it to the Buyer to use in accordance with the terms of the Occupational Lease;

7.5.4	to the extent that any insurance money in respect of the damage or destruction has not been paid to the Seller before completion, the Seller will, to the extent permitted by the policy and at the Buyer's expense, assign to the Buyer all rights to claim under the policy, the assignment being in the form reasonably required by the Buyer.

7.6	On completion, the Seller will cancel the Seller's insurance policy in respect of the Property. If, following the cancellation, the Seller's insurers refund to the Seller any premium paid in respect of any period after the date of the cancellation, the Seller will at the Seller's discretion either:

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7.6.1	pay or allow the refund to the Buyer to hold on trust for and to account to the Occupational Tenant in accordance with the terms of the Occupational Lease; or

7.6.2	pay or allow the refund to the Occupational Tenant in accordance with the terms of the Occupational Lease.

7.7	The Buyer will apply any insurance money paid to it by the Seller under this clause in accordance with the terms of the Occupational Lease and will keep the Seller indemnified against any claims arising from any breach of the same.

7.8	On completion, there will be no apportionment between the Seller and the Buyer of any insurance rents received or receivable from the Occupational Tenant under the terms of the Occupational Lease.

7.9	Conditions 7.1.2, 7.1.3 and 7.1.4(b) do not apply to this Agreement.

8.	Deposit

8.1	No deposit shall be paid on exchange of this Agreement.

8.2	If completion does not take place on the Completion Date due to the default of the Buyer, the Buyer will immediately pay to the Seller's Conveyancer a sum equal to 10% of the Premium (together with interest on it at the Contract Rate for the period from and including the Completion Date to and including the date of actual payment) by a method that gives immediately available funds.

8.3	The provisions of clause 8.2 are without prejudice to any other rights or remedies of the Seller in relation to any delay in completion.

9.	Agreement for Lease

9.1	In consideration of the payment of the Premium by the Buyer to the Seller and the Buyer's obligations under this Agreement, the Seller will grant to the Buyer and the Buyer will accept from the Seller the Lease on the terms set out in this Agreement.

9.2	The Buyer cannot require the Seller to:

9.2.1	grant the Lease to any person other than the Buyer; or

9.2.2	apportion the Premium between different parts of the Property.

9.3	The Buyer cannot assign, sublet, charge, or otherwise share or part with the benefit of this Agreement whether in relation to the whole or any part of the Property.

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10.	Condition of the Property

10.1	The Buyer acknowledges that, prior to the date of this Agreement, the Seller has given the Buyer and those authorised by the Buyer, the opportunity to inspect, survey and carry out investigations as to the condition of the Property and the Buyer accepts the condition of the Property.

10.2	No representation or warranty is given by the Seller that the Property may lawfully be used for the uses permitted by the Lease and the Buyer confirms that it has made all necessary enquiries to satisfy itself on this point.

11.	Deducing Title

11.1	The Seller's title to the Property shall be deduced by the Seller’s Conveyancer supplying to the Buyer's Conveyancer:

11.1.1	official copies of the registers of title numbers WYK870795 and WYK870806 as maintained by the Land Registry; and

11.1.2	a copy of the official search with priority at the Land Registry obtained by the Seller prior to completion of the Initial Transfer.

11.2	The documents listed in clause 11.1 having been supplied to the Buyer’s Conveyancer on or before the date of completion the Buyer admits and accepts the Seller’s title and shall not be entitled to raise any enquiry, objection, enquiry or requisition in relation to it.

11.3	The Buyer is deemed to have full knowledge of the Seller's title and is not entitled to raise any enquiry, objection, enquiry or requisition in relation to it.

11.4	Conditions 6.1, 6.2, 6.3.1 and 6.4.2 do not apply to this Agreement.

12.	Title Guarantee

12.1	The Seller will grant the Lease with full title guarantee but the covenants implied by sections 3 and 4 of the 1994 Act shall be limited so that the Seller will have no liability under them for the consequences of any breach of the terms of the Lease relating to the physical condition of the Property.

12.2	Condition 6.6.2 does not apply to this Agreement.

13.	Matters Affecting the Property

13.1	The Seller will grant the Lease to the Buyer free from encumbrances other than:

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13.1.1	any matters, other than financial charges, contained or referred to in the entries or records made in registers maintained by the Land Registry under title numbers WYK870795 as at 10:44:50 on 23 October 2013 and WYK870806 as at 10:47:55 on 23 October 2013;

13.1.2	all matters contained or referred to in the Lease;

13.1.3	any matters discoverable by inspection of the Property before the date of this Agreement;

13.1.4	any matters which the Seller does not and could not reasonably know about;

13.1.5	any matters, other than financial charges, disclosed or which would have been disclosed by the searches and enquiries that a prudent tenant would have made before entering into this Agreement;

13.1.6	public requirements;

13.1.7	any matters which are unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002 and/or unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002; and

13.1.8	the Occupational Lease and all rights and obligations arising by virtue of it.

13.2	Conditions 3.1.1, 3.1.2, 3.1.3 and 3.3 do not apply to this Agreement.

13.3	The Seller confirms to the Buyer that it has disclosed to the Buyer all matters referred to in clause 13.1 of which it is actually aware.

13.4	The Buyer is deemed to have full knowledge of the matters referred to in clause 13.1 and will not raise any enquiry, objection, requisition or claim in respect of any of them.

14.	Initial Transfer

14.1	The Seller agrees with the Buyer that the Seller shall on the Consent Date validly exercise the option contained at clause 5 of the Headlease and will complete the Initial Transfer on or before completion in accordance with the Headlease.

14.2	The Seller acknowledges that the Buyer shall not be obliged to complete the Lease under this Agreement until and unless the Seller has completed the Initial Transfer and the Headlease has been lawfully surrendered or merged so that the Lease can be granted free from the Headlease.

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15.	VAT

15.1	The Seller and the Buyer each acknowledge and agree that part of a business is being transferred as a going concern and that section 49(1) of the VAT Act and article 5 of the Value Added Tax (Special Provisions) Order 1995 are intended to apply to the transaction provided for by this Agreement.

15.2	The Seller and the Buyer each acknowledge that the business of letting the Property for a consideration is capable of being operated separately as a business.

15.3	The Seller warrants that:

15.3.1	the Seller (or the representative member of the Seller's VAT Group) is registered for VAT; and

15.3.2	the Seller has used the Property for carrying out the business of letting it for consideration;

15.3.3	the Seller made an option to tax, which applies to the Property (under paragraph 2 or 21 of Schedule 10 to the VAT Act);

15.3.4	the option to tax took effect on 10 October 2007;

15.3.5	the option to tax was duly notified to HM Revenue and Customs;

15.3.6	HM Revenue and Customs consented to that option to tax taking effect on 28 May 2008;

15.3.7	the option to tax has not been revoked entirely or in relation to the Property; and

15.3.8	the Property is not a capital item for the purposes of Part XV of the VAT Regulations 1995 (SI1995/2518) or, being such a capital item, the period of adjustment in respect of the Property has expired.

15.4	The Buyer warrants that the Buyer will on completion be a taxable person for VAT and agrees that:

15.4.1	before completion the Buyer (or a relevant associate for the purposes of paragraph 2 of Schedule 10 to the VAT Act or a relevant group member for the purposes of paragraph 21 of Schedule 10 to the VAT Act) will:

15.4.1.1	make an option to tax, which applies to the Property (under paragraph 2 or 21 of Schedule 10 to the VAT Act), to take effect no later than completion; and

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15.4.1.2	duly notify HM Revenue and Customs of the option to tax; and

15.4.1.3	supply the Seller with a copy of the option to tax and confirmation that the same has been sent to HM Revenue and Customs; and

15.4.2	the Buyer will not revoke the option to tax in relation to the Property (either before or after completion) or do, cause to be done or omit to do anything which could lead to the option to tax being revoked by HM Revenue and Customs; and

15.4.3	the Buyer will use the Property after completion for carrying out the business of letting it for a consideration.

15.5	The Buyer confirms that article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 does not apply to the Buyer.

15.6	The Seller and the Buyer do not intend to make a joint application to HM Revenue and Customs under regulation 6(1)(d) of the Value Added Tax Regulations 1995 for the Buyer to be registered for VAT under the Seller's VAT registration number.

15.7	If HM Revenue and Customs issue a written decision to the effect that the transaction provided for by this Agreement constitutes or includes a supply of goods and/or services for the purposes of the VAT Act, or if the Seller is assessed to VAT in relation to the sale of the Property, the Buyer will within twenty (20) working days of being notified in writing by the Seller of such decision or assessment and being issued with a valid VAT invoice, pay the Seller the VAT which is attributable to the sale.

15.8	The Buyer will within twenty (20) working days of written demand pay the Seller an amount equal to any interest or penalty which is imposed on the Seller (or the representative member of the Seller's VAT Group) by HM Revenue and Customs as a result of any breach of any obligation on or warranty made by the Buyer in this Agreement, together with any costs properly incurred by the Seller in connection with such interest, penalty or surcharge.

15.9	Each amount stated to be payable by the Buyer to the Seller under or pursuant to this Agreement is exclusive of VAT (if any).

15.10	Where this Agreement requires the Buyer to repay or refund or reimburse the Seller for the costs of any supplies made to the Seller, the Buyer will also indemnify the Seller against all liability to VAT in respect of that supply, except to the extent that the Seller is able to recover the VAT.

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15.11	Conditions 1.4.1 and 1.4.2 do not apply to this Agreement.

16.	Completion

16.1	Completion of the Lease will take place on the Completion Date.

16.2	On completion the Seller will deliver to the Buyer the Contractor's Warranty duly executed by the Contractor and unconditionally released to the Buyer.

16.3	On completion the Seller will deliver to the Buyer certificates in the form required by the restrictions at entries 2 and 3 of the proprietorship register of title number WYK870795 as at 10:44:50 on 23 October 2013 and by the restriction at entries 2 and 3 of the proprietorship register of title number WYK870806 as at 10:47:55 on 23 October 2013 (or such replacement restrictions) to enable the Buyer to register the grant of the Lease at the Land Registry free from (i) financial charges and (ii) all other restrictions in the proprietorship registers of title numbers WYK870795 and WYK870806.

16.4	On completion the Seller will deliver to the Buyer confirmation from Stewart Title Limited that the limit of indemnity of the Title Indemnity Policies has been increased to the sum of twenty five million five hundred thousand pounds (£25,500,000) from and including the Completion Date.

16.5	On completion the Seller will deliver to the Buyer (or to any other person as the Buyer has directed in writing to the Seller before completion) a rent authority letter addressed to the Occupational Tenant.

16.6	Conditions 8.1.2 and 8.1.3 are varied by the deletion of 2.00 pm as the stipulated time and the substitution of 1.00 pm.

16.7	Condition 8.4 is amended to add "(d) any other sum which the parties agree under the terms of the contract should be paid or allowed on completion".

16.8	Condition 8.7 is amended to read: "The buyer is to pay the money due on completion by a method that gives immediately available funds and, if appropriate, by an unconditional release of a deposit held by a stakeholder".

16.9	Condition 1.1.3(b) is amended to read: "in the case of the seller, even though a mortgage remains secured on the property, if the amount to be paid on completion enables the property to be transferred freed of all mortgages, (except those to which the sale is expressly subject) or if the seller produces reasonable evidence that this is the case."

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16.10	If completion is delayed due to the Buyer's default or the Buyer fails to pay any sum due under this Agreement in full on completion, the Buyer will pay interest in addition to damages for losses incurred by the Seller as a result of the delayed completion. The interest will be payable at the Contract Rate on any unpaid amount for the period from the Completion Date to the date of actual payment.

17.	Capital Allowances Election

17.1	The Seller and the Buyer shall, on completion, make a joint election under sections 183 and 199 of the CAA 2001 in accordance with the provisions of this clause.

17.2	On completion, the Seller and the Buyer shall sign in respect of the Property in duplicate the Election agreeing to the Elected Figure, being the disposal value for the Fixed Plant required to be brought into account by the Seller and falling to be treated as expenditure incurred by the Buyer on the provision of the Fixed Plant.

17.3	The Seller and the Buyer shall each submit the Election to HM Revenue & Customs within the time limit prescribed by law and take all reasonable steps to procure that the Elected Figure is accepted by HM Revenue & Customs.

17.4	The Seller and the Buyer agree to reflect the Elected Figure in their respective tax (capital allowances) computations and returns.

17.5	If for any reason the Election, or the notification of it, is deficient, ineffective or otherwise not accepted by HM Revenue & Customs, the Seller and the Buyer shall each take all reasonable steps necessary to obtain the agreement of HM Revenue & Customs to the apportionment specified in the Election for the purposes of capital allowances including making any amendments to the Election or the signing of a replacement election (in either case, to the extent possible).

18.	Defects

18.1	As soon as is reasonably practicable after the date of this Agreement and notwithstanding completion occurring, the Seller will use all reasonable endeavours to procure that the Defects Works are undertaken and completed as soon as is reasonably practicable.

18.2	The Seller shall:

18.2.1	keep the Buyer informed as to the progress of the Defects Works;

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18.2.2	subject to the terms of the Occupational Lease, allow the Buyer and any of its professional advisors to attend the Property to view the state and progress of the Defects Works; and

18.2.3	notify the Buyer in writing within five (5) working days of the date it reasonably believes that the Defects Works have been completed.

18.3	The Buyer shall, within ten (10) working days from and including the date of the Seller's notice under clause 18.2.3, notify the Seller in writing that:

18.3.1	the Buyer agrees that the Defects Works have been completed; or

18.3.2	the Buyer does not agree that the Defects Works have been completed.

18.4	The Retention Release Date shall occur ten (10) working days following the date of the Buyer's notice to the Seller under clause 18.3.1 (or earlier by mutual agreement between the parties).

18.5	Where the Buyer notifies the Seller under clause 18.3.2 that the Defects Works have not been completed to the Buyer's reasonable satisfaction then the Seller shall continue to comply with its obligations under clauses 18.1 and 18.2 until such time as the Buyer services notice under 18.3.1.

18.6	Where the Buyer notifies the Seller under clause 18.3.2 and the Seller disputes that such notice then either party may elect to refer the matter to be determined by an expert under clause 18.7.

18.7	Where an expert is to be appointed under clause 18.6 then:

18.7.1	the expert shall be appointed by agreement between the Seller and the Buyer or, if the Seller and Buyer are unable to agree an appointment, either of them may request the appointment to be made by the president for the time being of the Institution of Structural Engineers;

18.7.2	the expert must be a fellow of the Institution of Structural Engineers, with at least ten (10) years' post qualification experience including experience in development of the same type as the Property;

18.7.3	if the expert appointed dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause, then:

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18.7.3.1	either the Seller or the Buyer may apply to the president for the time being of the Institution of Structural Engineers to discharge the appointed expert and to appoint a replacement expert; and

18.7.3.2	this clause shall apply in relation to the replacement expert as if they were the first appointed expert;

18.7.4	the expert shall act as an expert and shall be required to decide whether or not the Defects Works have been completed and shall prepare a written note of the decision and give a copy of the decision to both the Seller and the Buyer within twenty (20) working days of the date of the expert's appointment;

18.7.5	the Seller and the Buyer shall each be entitled to make submissions to the expert and shall provide (or procure that others provide) the expert with the assistance and documents that the expert reasonably requires to reach a decision;

18.7.6	the expert's written decision shall be final and binding in the absence of manifest error or fraud;

18.7.7	the costs of the expert shall be borne equally by the Seller and the Buyer or in such different proportion as the expert shall direct; and

18.7.8	where the expert determines that the Defects Works have been completed then the Retention Release Date shall be the date falling ten (10) working days following the date of the expert's written decision (or earlier by mutual agreement between the parties).

18.8	Where the completion of the Defects Works has not been agreed or determined to have occurred under this clause 18 by the Defects Works End Date then the Buyer may at any time thereafter (but only before the Retention Release Date) notify the Seller in writing which part or parts of the Defects Works it reasonably considers remain to be completed and the Buyer's calculation of what proportion of the Retention should be applied to such uncompleted part or parts of the Defects Works.

18.9	The Seller shall, within ten (10) working days from and including the date of the Buyer's notice under clause 18.8, notify the Buyer in writing that:

18.9.1	the Seller agrees with the Buyer's notice under clause 18.8; or

18.9.2	the Seller does not agree with the Buyer's notice under clause 18.8.

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18.10	Where the Seller notifies the Buyer under clause 18.9.1 then the date which is five (5) working days following the date of the Seller's notice shall be the date referred to in clause 19.3 and the sum specified in the Buyer's notice under clause 18.8 shall be the sum referred to as due to the Seller in clause 19.3.

18.11	Where the Seller notifies the Buyer under clause 18.9.2 then the parties shall use all reasonable endeavours to agree what proportion of the Retention should be paid to the Buyer in respect of such uncompleted part or parts of the Defects Works but in the absence of agreement between the parties within ten (10) working days of the date of the Seller's notice under clause 18.9.2 either party may refer the matter to be determined by an expert under clause 18.12.

18.12	Where an expert is to be appointed under clause 18.11 then:

18.12.1	the expert shall be appointed by agreement between the Seller and the Buyer or, if the Seller and Buyer are unable to agree an appointment, either of them may request the appointment to be made by the president for the time being of the Institution of Structural Engineers;

18.12.2	the expert must be a fellow of the Institution of Structural Engineers, with at least ten (10) years' post qualification experience including experience in development of the same type as the Property;

18.12.3	if the expert appointed dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause, then:

18.12.3.1	either the Seller or the Buyer may apply to the president for the time being of the Institution of Structural Engineers to discharge the appointed expert and to appoint a replacement expert; and

18.12.3.2	this clause shall apply in relation to the replacement expert as if they were the first appointed expert;

18.12.4	the expert shall act as an expert and shall be required to decide what proportion of the Retention should be applied to such uncompleted part or parts of the Defects Works and shall prepare a written note of the decision and give a copy of the decision to both the Seller and the Buyer within twenty (20) working days of the date of the expert's appointment;

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18.12.5	the Seller and the Buyer shall each be entitled to make submissions to the expert and shall provide (or procure that others provide) the expert with the assistance and documents that the expert reasonably requires to reach a decision;

18.12.6	the expert's written decision shall be final and binding in the absence of manifest error or fraud;

18.12.7	the costs of the expert shall be borne equally by the Seller and the Buyer or in such different proportion as the expert shall direct; and

18.12.8	the date falling five (5) working days following the date of the expert's determination of what proportion of the Retention should be applied to such uncompleted part or parts of the Defects Works shall be the date referred to in clause 19.4 and the sum so determined shall be the sum referred to as due to the Seller in clause 19.4.

18.13	Subject to receipt by the Buyer of the sum referred to in clause 19.4 the Buyer acknowledges and agrees that the Seller shall not have any liability to the Buyer in relation to the failure to complete the Defects Works under this Agreement.

19.	Retention

19.1	To secure the performance of the Seller's obligations under clause 17, the Seller and the Buyer agree that on completion that part of the Premium equalling the Retention shall be placed in the Retention Account to be held pursuant to the terms of clause 17 and this clause 19.

19.2	The Buyer confirms to the Seller that it has irrevocably instructed the Buyer's Conveyancer to hold the Retention in the Retention Account on the terms of this Agreement and the Buyer's Conveyancer shall not release any part of the Retention other than in accordance with clause 19.3 and clause 19.4.

19.3	The Buyer confirms to the Seller that it has on or before the date of this Agreement instructed the Buyer's Conveyancer to release to the Seller the Retention (together with any interest accrued thereon) from the Retention Account on the occurrence of the Retention Release Date and the Seller agrees with such instruction.

19.4	The Buyer confirms to the Seller that it has on or before the date of this Agreement instructed the Buyer's Conveyancer to release to the Buyer the sum agreed under clause 18.11 or determined under clause 18.12 (together with any interest accrued thereon) from the

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Retention Account on the date set out under clause 18.11 or determined under clause 18.12 and on the same date to release to the Seller the sum being the balance of the Retention (if any) (together with any interest accrued thereon) from the Retention Account and the Seller agrees with such instruction.

20.	Apportionment of Rent Due Under the Occupational Lease & Top-Up

20.1	In this clause the following definitions apply:

Occupational Lease Rent	the sum of the annual rent reserved by clause 2.3.2 of the Occupational Lease and the "Initial Break Fee" (as defined in the Occupational Lease) reserved by clause 2.3.1 of the Occupational Lease;

Occupational Lease Rent Payment Day	a day under the Occupational Lease for payment of the Occupational Lease Rent or an instalment of the Occupational Lease Rent; and

Top Up Amount	the sum calculated under clause 20.4;

20.2	The Occupational Lease Rent will be apportioned so that on completion the Seller will pay or allow the Buyer:

(A x B) ÷ 365

where:

A is the Occupational Lease Rent at the rate payable at the day of completion; and

B is the number of days from and including the day of completion to but excluding the next Occupational Lease Rent Payment Day.

20.3	On the Completion Date the Seller shall allow by way of a deduction on the completion statement the Top Up Amount and the Buyer shall pay to the Seller the Premium less the Top Up Amount.

20.4	The Top Up Amount the sum calculated using the following formula:

(C ÷ 365) x D

where:

C is the sum of six hundred and seven thousand three hundred and twenty pounds and seventy five pence (£607,320.75); and

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D is the number of days from and including the day of completion to but excluding 5 November 2015.

21.	Arrears Due Under the Occupational Lease

21.1	In this clause, Arrears means all sums due from the Occupational Tenant to the Seller before completion but which have not been received by the Seller as cleared funds at least five (5) working days before completion.

21.2	No allowance or apportionment of arrears will occur on completion.

21.3	If either the Buyer or the Seller receives any money in respect of the Arrears as cleared funds after completion, then, subject to completion having taken place, it will pay a proportionate amount to the other within ten (10) working days after the cleared funds have been received.

22.	Indemnity

The Seller indemnifies the Buyer against all liabilities, damages, losses, claims, actions, proceedings, fees, costs and expenses which the Buyer may properly suffer or incur as a result of any liability of the Buyer under the Seller's obligations under the agreement for underlease dated 9 January 2009 and made between (1) the Seller and (2) the Occupational Tenant (Agreement for Underlease) until and to the extent that the Seller is released from such liability whether under clause 25 of the Agreement for Underlease or otherwise.

23.	Registration

23.1	As soon as reasonably practicable after the date of completion the Seller shall procure that:

23.1.1	the Initial Transfer is registered at the Land Registry so that the Seller is registered with title absolute as the registered:

23.1.1.1	freehold proprietor of the land in title number WYK870795; and

23.1.1.2	the leasehold proprietor of the land in title number WYK870806; and

23.1.2	title number WYK873277 is closed at the Land Registry.

23.2	The Seller shall ensure that any requisitions raised by the Land Registry in connection with the applications referred to in clause 23.1 are dealt with promptly and properly.

23.3	Within five (5) working days after completion of each of the applications referred to in clause 23.1 the Seller shall send to the Buyer official copies of the respective registered titles showing the completed registrations pursuant to clause 23.1.

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23.4	Promptly following the completion or (if later) following the date the Seller has complied with clauses 23.1 and 23.2, the Buyer shall apply to register the Lease at the Land Registry. If after six (6) weeks from the date of completion the Seller has failed to register the Initial Transfer in accordance with clause 23.1, the Buyer shall be entitled to apply to register its interest against the Seller's leasehold title numbers WYK873277 and WYK870806.

23.5	The Buyer shall ensure that any requisitions raised by the Land Registry in connection with an application for registration are dealt with promptly and properly.

23.6	Within one (1) month after completion of the registration, the Buyer shall send to the Seller official copies of the respective registered titles showing the completed registration pursuant to this clause 22.

24.	Management

24.1	From the date of this Agreement until completion, the Seller will manage the Property in accordance with its normal management practice, and in particular, but without limitation, the Seller will:

24.1.1	comply with all landlord covenants in the Occupational Lease;

24.1.2	deal properly and promptly with:

24.1.2.1	any applications for licences or consents made under the Occupational Lease; and

24.1.2.2	any other dispute, arbitration, application, claim or matter relating to the Property or its occupation; and

24.1.3	consult with the Buyer and comply with the Buyer’s reasonable requirements in connection with all matters in this clause but the Seller will not be obliged to comply with any requirement where compliance may result in the Seller either being materially prejudiced or incurring any liability under the Landlord and Buyer Act 1988.

24.2	The Buyer will pay to the Seller on demand and keep the Seller indemnified against:

24.2.1	all claims arising after the date of this Agreement or notified to the Seller after the date of this Agreement, from the Occupational Lease, except where the claim arises from the act or default of the Seller; and

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24.2.2	all losses, costs and expenses incurred or suffered by or awarded against the Seller consequent on the Seller acting in accordance with the Buyer’s requirements under this clause.

24.3	Conditions 4.1, 4.2 and 4.3 do not apply to this Agreement.

25.	Entire Agreement

25.1	This Agreement and the documents annexed to it constitute the entire agreement and understanding of the parties and supersedes any previous agreement between them relating to the subject matter of this Agreement.

25.2	The Buyer acknowledges and agrees that in entering into this Agreement, the Buyer does not rely on and shall have no remedy in respect of any statement, representation, warranty, collateral agreement or other assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement or the documents annexed to it or in any written replies which the Seller's Conveyancer has given to any written enquiries raised by the Buyer's Conveyancer before the date of this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

25.3	Condition 9.1.1 is varied to read, "If any plan or statement in the contract or in written replies which the seller's conveyancer has given to any written enquiry raised by the buyer's conveyancer before the date of this Agreement, is or was misleading or inaccurate due to an error or omission the remedies available are as follows.".

25.4	This Agreement may be signed in any number of duplicate parts all of which taken together will on exchange constitute one contract.

26.	Notices

26.1	Any notice given under this Agreement must be in writing and signed by or on behalf of the party giving it.

26.2	Any notice or document to be given or delivered under this Agreement must be given by delivering it personally or sending it by pre-paid first class post or recorded delivery to the address and for the attention of the relevant party as follows:

26.2.1	to the Seller at the Seller's Conveyancer provided that the notice or document is accompanied by a communication bearing the Seller's Conveyancer’s

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correspondence reference or the name of the person dealing with the matter and sufficient information to enable the matter to be identified; and

26.2.2	to the Buyer at Moor Park Capital Partners LLP, Frogs Leap, Fulshaw Park Wilmslow SK9 1QQ for the attention of Michael Glaser and Ross Taylor and to the Buyer's Conveyancer provided that the notice or document is accompanied by a communication bearing the Buyer's Conveyancer’s correspondence reference or the name of the person dealing with the matter and sufficient information to enable the matter to be identified.

26.3	Giving or delivering a notice or a document to a party's conveyancer has the same effect as giving or delivering it to that party.

26.4	Any such notice will be deemed to have been received:

26.4.1	if delivered personally, at the time of delivery provided that:

26.4.1.1	if delivery occurs before 9.00 am on a working day, the notice will be deemed to have been received at 9.00 am on that day; and

26.4.1.2	if delivery occurs after 5.00 pm on a working day, or at any time on a day that is not a working day, the notice will be deemed to have been received at 9.00 am on the next working day; and

26.4.2	in the case of pre-paid first class or recorded delivery post, at 9.00 am on the working day after posting.

26.5	In proving service, it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class or recorded delivery letter.

26.6	A notice given or document delivered under this Agreement will not be validly given or delivered if sent by fax or e-mail.

27.	Rights of Third Parties

A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

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28.	Severance

28.1	If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

28.2	If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

28.3	The parties agree, in the circumstances referred to in clause 28.1 to attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

29.	Governing Law and Jurisdiction

29.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

29.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

29.3	Each party irrevocably consents to any process in any proceedings arising out of or in connection with this Agreement under clause 29.2 being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement will affect the right to serve process in any other manner permitted by law.

30.	Construction Assignment and Warranties

30.1	Prior to the Construction Assignment Longstop Date the Seller shall:

30.1.1	enforce the provisions of the Building Contract and/or the Construction Documents in relation to the remediation of defects; and

30.1.2	procure the issue of the notice of completion of making good pursuant to the Building Contract.

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30.2	Upon the issue of the notice of completion of making good of defects the Seller shall provide a copy to the Buyer within five (5) working days.

30.3	Subject to clause 30.4 and clause 30.5, the Seller will use reasonable endeavours to procure the Warranties are issued in favour of the Buyer by the Warrantors (together with evidence of the Warrantors' current professional indemnity policies of insurance). If all of the Warranties have not been completed in favour of the Buyer by the Construction Assignment Longstop Date then the Buyer and the Seller will execute and complete the Construction Assignment, in duplicate or original and counterpart provided that on provision of the last of the completed Warranties (together with evidence of the Warrantors' current professional indemnity policies of insurance) to the Buyer the Seller shall not be obliged to enter into the Construction Assignment under this clause or clause 30.4.

30.4	Subject to clause 30.5, the Buyer in its absolute discretion may, by written notice to the Seller, require at any time on or after the Completion Date that the Buyer and the Seller execute and complete the Construction Assignment, in duplicate or original and counterpart.

30.5	Where the Construction Assignment is to be entered into under clause 30.3 or clause 30.4:

30.5.1	the schedule to the Construction Assignment shall only include those of the Construction Documents (as defined in the Construction Assignment as at the date of this Agreement) for which the Buyer has not received Warranties from the Warrantors; and

30.5.2	on completion of the Construction Assignment the Seller's obligation in clause 30.3 shall immediately terminate.

30.6	The Seller shall use reasonable endeavours to supply to the Buyer evidence of the Warrantors' professional indemnity policies of insurance (to the extent that the same have not already been supplied on or before the date of this Agreement) and the Contractor's policies of insurance prior to the Construction Assignment Longstop Date

Executed in the manner set out below on the date hereof.

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Signed by

/s/ E Camonn Laverty	/s/ Coolatiny Developments Limited
(signature of authorised signatory)
for and on behalf of

Coolatinney Developments Limited

Signed by

/s/ Jesse C. Galloway	Jesse C. Galloway
(signature of authorised signatory)
for and on behalf of

ARC PFBFDUK001, LLC

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